Exhibit 99.1

Greenwood Hall Appoints Former Simon & Schuster Chairman to Board of Directors

 — Addition of Veteran Finance, Education and Publishing Executive Jonathan Newcomb Increases Greenwood Hall’s Board to Seven Members —

SANTA ANA, Calif., December 2, 2014 – Greenwood Hall Inc. (OTCBB: ELRN), an emerging cloud-based education management solutions provider, today announced that Jonathan Newcomb, 68, has been appointed to the company’s board of directors.

“We are pleased to welcome an executive of Jon Newcomb’s caliber to our board,” said Dr. John Hall, Ed.D., CEO of Greenwood Hall. “Jon’s more than 40 years of hands-on leadership experience in the financial, education and publishing industries, make him a valued addition to our board of directors.”

“This is an exciting time for Greenwood Hall, as John and his team execute on a strategic growth plan to deliver end-to-end student engagement and technology solutions that help colleges create better student outcomes,” said Newcomb. “I’m delighted to be joining the board and look forward to working with my fellow directors and the management team to create long-term value for Greenwood Hall’s shareholders.”

Newcomb is a managing director at Berenson & Company, LLC, a New York advisory and investment firm. Previously, he served as CEO of Cambium Learning, an educational services company based in Boston that was sold to private equity firm Veronis Suhler in 2008. From 1994 through 2002, Newcomb was chairman and chief executive officer of Simon & Schuster, at the time America’s largest educational, reference, professional and trade publisher. Prior to that, he was president and COO of Simon & Schuster. He also served as president of McGraw-Hill’s Financial and Economic Information Group, which included the businesses of Standard & Poor’s and Data Resources Inc. Newcomb began his career with the Dun & Bradstreet Corporation.

Newcomb currently sits on the boards of United Business Media, Journal Communications and LearningExpress, LLC. He is a past member of the board of trustees of Dartmouth College, and also currently sits on the boards of the Columbia University School of Business and New School University in New York City. He holds a Bachelor’s Degree in economics from Dartmouth College and an MBA in finance from Columbia Graduate School of Business. Publications.

About Greenwood Hall

Greenwood Hall is an emerging cloud-based education management solutions provider that delivers end-to-end services for the entire student lifecycle, including offerings that increase student enrollment, improve student experiences, and help schools maximize operating efficiencies. Since 2006, Greenwood Hall has developed customized turnkey solutions that combine strategy, people, proven processes and robust technology, to help schools effectively and efficiently improve student outcomes, as well as increase revenues and expand into new marketing channels, such as online learning. Greenwood Hall has served more than 40 education clients and over 70 degree programs. For more information, visit http://www.greenwoodhall.com, follow us on Twitter @GreenwoodHall and Facebook at http://www.facebook.com/GreenwoodandHall.

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Financial Profiles, Inc.

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